EXHIBIT 99.1

Friday, August 21, 2020

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation Announces

Appointment of New Board Member

Toano, Va., August 21, 2020 – C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, announced today that its Board of Directors has appointed Dr. Jeffery O. Smith to serve as a director of the Corporation effective September 15, 2020. Dr. Smith will also serve as a director of the Bank. Dr. Smith has served for over 30 years in public education as an educator and administrator, including work in eight public school divisions and serving as the current superintendent of Hampton City Schools in Hampton, Va. His many accomplishments in his career in education include being recognized as the 2020 Virginia Superintendent of the Year. Dr. Smith has also been a leader in many community and civic organizations, which has included serving on the boards of directors of Sentara Healthcare, Smart Beginnings of the Virginia Peninsula and Virginia Air and Space Center, and on the board of trustees for the Williamsburg Health Foundation. He also has served for close to a decade in ministerial leadership in Richmond, Va.

“We are proud to announce the addition of Dr. Smith to our board of directors and excited about the depth of his leadership and experience that he will bring to our Corporation,” stated Tom Cherry, President and Chief Executive Officer of the Corporation. “His knowledge of organizations, business practices and the communities we serve will be of great value to C&F. We are very fortunate to have Jeff as a member of the Board.”

About C&F Financial Corporation

C&F Bank operates 30 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation, and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.